Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:
Raiford Garrabrant
919-407-7895
raiford_garrabrant@cree.com

Cree, Inc. Appoints Norbert Hiller Executive Vice President Lighting

DURHAM, N.C., December 2, 2013 – Cree, Inc. (Nasdaq: CREE) announces the appointment of Norbert Hiller as Executive Vice President Lighting, effective immediately. Hiller brings more than two decades of commercial and operational LED lighting leadership to his new role. Hiller has served as Cree’s Executive Vice President LEDs since October 2011.

“Cree has become the industry leader in LED lighting over the last several years and we remain focused on our goal of 100 percent adoption of LED lighting,” said Chuck Swoboda, Cree chairman and CEO. "The growth in our LED fixture business combined with the success of the Cree LED Bulb has expanded the scale of our lighting business and increased the focus on sales and marketing. Norbert brings a unique skill set and track record of success to the next phase of Cree's growth.”

Concurrent with Hiller’s appointment, Dave Emerson will move into the role of Vice President & General Manager for LEDs. In addition, Ty Mitchell, formerly the Executive Vice President Lighting since October 2011, will assume the role of Vice President Lighting Operations.

About Cree
Cree is leading the LED lighting revolution and making energy-wasting traditional lighting technologies obsolete through the use of energy-efficient, mercury-free LED lighting. Cree is a market-leading innovator of lighting-class LEDs, LED lighting and semiconductor products for power and radio-frequency (RF) applications.

Cree's product families include LED fixtures and bulbs, blue and green LED chips, high-brightness LEDs, lighting-class power LEDs, power-switching devices and RF devices. Cree products are driving improvements in applications such as general illumination, electronic signs and signals, power supplies and solar inverters.

For additional product and company information, please refer to www.cree.com.

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. Actual results may differ materially due to a number of factors, including customer acceptance of LED products; the rapid development of new technology and competing products that may impair demand or render Cree’s products obsolete; and other factors discussed in Cree’s filings with the Securities and Exchange Commission, including its report on Form 10-K for the year ended June 30, 2013, and subsequent filings.

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